Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140300) pertaining to the 2007 Equity Incentive Plan of Meruelo Maddux Properties, Inc. of our reports dated June 21, 2010, with respect to the consolidated financial statements and schedule of Meruelo Maddux Properties, Inc., and the effectiveness of internal control over financial reporting of Meruelo Maddux Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Los Angeles, California
June 21, 2010